Exhibit 99.1

UNIVERSAL HEALTH REALTY INCOME TRUST	Universal Corporate Center 367 S. Gulph Road P.O. Box 61558 King of Prussia, PA 19406 (610) 265-0688

FOR IMMEDIATE RELEASE

CONTACT: Cheryl K. Ramagano	November 8, 2013

Vice President and Treasurer (610) 768-3300

UNIVERSAL HEALTH REALTY INCOME TRUST

ANNOUNCES ATM EQUITY OFFERING PROGRAM

KING OF PRUSSIA, PA- Universal Health Realty Income Trust (NYSE:UHT) announced today that it has entered into an at-the-market (ATM) equity offering program through which it may sell its common shares of beneficial interest, $.01 per value (UHT Shares) with an aggregate sales price of up to $50 million. The shares may be offered from time to time through BofA Merrill Lynch, which will be acting as sales agent and/or principal.

The ATM program allows UHT to sell newly-issued common shares with an aggregate sales price of up to $50 million from time to time through BofA Merrill Lynch. Any sales will be made by means of ordinary brokers’ transactions on the New York Stock Exchange or otherwise at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

UHT has filed a registration statement (including a prospectus) and a prospectus supplement with the Securities and Exchange Commission (the “SEC”) for the offering of the UHT Shares described in this communication. Before you invest, you should read the prospectus in that registration statement, the prospectus supplement relating to the at-the-market offering and other documents UHT has filed with the SEC for more complete information about it, the UHT Shares and the at-the-market offering program. Copies of the prospectus supplement and the accompanying prospectus relating to these securities are available on the SEC’s website at www.sec.gov, may be obtained from UHT at Universal Health Realty Income Trust, Universal Corporate Center, 367 South Gulph Road, P.O. Box 61558, King of Prussia, Pennsylvania 19406, Attention: Secretary, or may be requested at UHT’s website, www.uhrit.com.

This press release does not constitute an offer to sell or the solicitation of an offer to buy the UHT Shares nor shall there be any sale of such UHT Shares in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Universal Health Realty Income Trust, a real estate investment trust, invests in healthcare and human service related facilities including acute care hospitals, behavioral healthcare facilities, rehabilitation hospitals, sub-acute care facilities, surgery centers, childcare centers and medical office buildings. We have fifty-six real estate investments in sixteen states.

The matters discussed in this press release, as well as others news releases issued from time to time by us, include certain statements containing the words “believes”, “anticipates”, “intends”, “expects” and words of similar import, which constitute “forward-looking statements” within the meaning of Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Readers should not place undue reliance on such forward-looking statements which reflect management’s view only as of the date hereof. We undertake no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.